NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2014 Results and

Announces Increase in Dividend

_______________________________________

Record Operating EPS of $1.56 up 16%; ROE increases to 13.4%

Record Operating Revenues of $3.4 billion up 9%

Book Value per Share, excluding AOCI, of $48.23 up 9%

Common Stock Dividend increases 25%

Radnor, PA, October 29, 2014 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the third quarter of 2014 of $439 million, or $1.65 per diluted share available to common stockholders, compared to net income in the third quarter of 2013 of $337 million, or $1.23 per diluted share available to common stockholders. Third quarter income from operations was $414 million, or $1.56 per diluted share available to common stockholders, compared to $367 million, or $1.34 per diluted share available to common stockholders, in the third quarter of 2013.

The board of directors of Lincoln National Corporation approved raising the quarterly dividend on its common shares to $0.20 per share. The dividend represents a 25% increase over the prior-year level. The increased dividend on the common stock will be payable February 1, 2015, to shareholders of record at the close of business on January 12, 2015.

“Lincoln once again delivered record levels of operating revenue and earnings in the quarter as all four businesses posted an increase in results from the second quarter,” said Dennis R. Glass, president and CEO of Lincoln Financial Group.  “These consistent results were supported by distribution strength and product breadth continuing to drive strong new business returns while diversifying our product mix.  Earnings and balance sheet strength allowed us to continue returning capital to our shareholders through share buybacks and a 25% increase in our shareholder dividend.”

	As of or For the		As of or For the
	Quarter Ended		Nine Months Ended
(in millions, except per share data)	2014	2013	2014	2013
Net Income (Loss)	$439	$337	$1,166	$893
Net Income (Loss) Available to Common Stockholders	441	337	1,168	893
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.65	1.23	4.34	3.24
Revenues	3,411	3,009	9,869	8,847
Income (Loss) from Operations	414	367	1,173	1,002
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.56	1.34	4.36	3.63
Average Diluted Shares	266.8	273.7	269.3	276.0
ROE (Income from Operations)	13.4%	12.7%	12.9%	11.8%
ROE (Net Income)	14.2%	11.7%	12.8%	10.5%
Book Value per Share, Including AOCI	$59.48	$51.04	$59.48	$51.04
Book Value per Share, Excluding AOCI	48.23	44.37	48.23	44.37

Operating Highlights – Third Quarter 2014 versus Third Quarter 2013

•	Consolidated total account balances of $215 billion up 9%
•	Annuities operating revenues of $944 million up 12%
•	Retirement Plan Services recurring deposits of $1.2 billion up 8%
•	Life Insurance operating revenues of $1.4 billion up 11%
•	Group Protection non-medical earned premiums of $528 million up 7%

The quarter included net favorable items of approximately $0.05 related primarily to the company’s annual review of DAC assumptions.

Third Quarter 2014 – Segment Results

Annuities

The Annuities segment reported income from operations of $245 million in the quarter, up 24% from $198 million in the prior-year quarter.  Increased fees on assets under management due to positive net flows and equity market performance resulted in higher earnings compared to the prior-year period.

Gross annuity deposits in the third quarter were $3.5 billion, down 5% from the prior-year quarter. Variable annuity deposits of $3.2 billion decreased 5% from the third quarter of last year in which sales were elevated due to competitor actions, while fixed annuity deposits of $227 million decreased 3% due to the low interest rate environment. The percentage of variable annuity sales from products without living benefits increased to 24% from 13% in the prior-year period.

Positive net flows of $565 million contributed to an 11% increase in account values from the prior-year quarter to $120 billion. Annualized variable annuity net flows represented 3% of beginning assets under management.

The quarter included net favorable items of $12 million related to the company’s annual review of DAC and reserve assumptions. The prior-year quarter included net favorable items of $4 million related primarily to taxes.

Retirement Plan Services

Retirement Plan Services reported income from operations of $40 million compared to $33 million in the prior-year quarter.

Total deposits of $1.6 billion were down 13% from a year ago, attributable to lower new sales in the Mid-Large Market, which can vary from quarter to quarter. This decrease was partially offset by a 24% increase in Small Market deposits from the prior-year period. Recurring deposits, representing deposits on business in-force for more than 12 months, increased 8% to $1.2 billion in the quarter and 7% to $3.7 billion year-to-date.

Favorable equity market performance and retention as well as positive net flows of $50 million in the quarter contributed to an 8% increase in account values from a year ago to $53 billion.

Life Insurance

Life Insurance income from operations increased 7% to $150 million from $140 million in the prior-year quarter. The quarter’s earnings benefited from strong alternative net investment income.

Total life insurance sales in the quarter were $160 million compared to $168 million in the prior-year quarter.  Individual life insurance sales, which exclude COLI and BOLI, increased 1% from the prior-year period, driven by strong sales results in variable universal life and indexed universal life, offset by lower sales of guaranteed universal life.

Life insurance average in-force of $632 billion grew 5% and average account values of $41 billion increased 7% over the prior-year quarter.

The prior-year quarter included net favorable items of approximately $15 million related primarily to DAC unlocking.

Group Protection

For the third quarter, Group Protection income from operations was $8 million compared to $23 million in the prior-year period and $2 million in the second quarter of 2014. The non-medical loss ratio increased to 77.6% compared to 73.4% in the prior-year quarter as a result of higher disability claim costs. Compared to the second quarter of 2014, the non-medical loss ratio decreased from 80.3% primarily due to improvements in life and disability insurance.

Group Protection third quarter sales of $94 million were down 12% from the same period last year and up 29% from the second quarter.  The decrease in sales from the prior-year quarter is in part due to pricing changes and is consistent with the trend in industry sales through the first half of 2014. Employee-paid product sales as a percentage of total sales were 45% compared to 43% in the prior-year quarter.

Non-medical net earned premiums were $528 million in the third quarter, up 7% over the year-ago period.

Other Operations

Other Operations reported a loss from operations of $29 million in the quarter versus a loss of $27 million in the prior-year quarter.

Realized Gains and Losses

Realized gains/losses (after-tax) in the quarter included:

•	A net loss from general account investments of $16 million as compared to a $7 million net loss in the prior-year quarter.
•	A $32 million variable annuity net derivatives gain, comprising positive hedge program performance of $26 million and a $6 million gain associated with the non-performance risk component.

Unrealized Gains and Losses

The company reported a net unrealized gain of $6.9 billion, pre-tax, on its available-for-sale securities at September 30, 2014. This compares to a net unrealized gain of $4.3 billion at September 30, 2013.

Capital

During the quarter, the company repurchased 2.8 million shares of stock at a cost of $150 million. Year-to-date, the company has repurchased 8.9 million shares at a cost of $450 million. The quarter’s average diluted share count of 266.8 million shares was down 3% from the third quarter of 2013, the result of repurchasing 10.9 million shares of stock at a cost of $550 million since September 30, 2013.

Book Value

As of September 30, 2014, book value per share, including accumulated other comprehensive income (“AOCI”), of $59.48 increased 17% from a year ago. Book value per share, excluding AOCI, of $48.23 increased 9% from the prior-year period.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

For definitions of sales metrics and other financial information, please refer to the company’s third quarter 2014 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, October 30, 2014.  Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:	(877) 776-4049 (Domestic)
(914) 495-8602 (International)
- Ask for the Lincoln National Conference Call.

Audio replay will begin by 1 p.m. Eastern Time on October 30, 2014, and it will remain available through midnight Eastern Time on November 6, 2014.  To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 9766595

A replay of the call will also be available by 1 p.m. Eastern Time on October 30, 2014 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $215 billion in assets under management as of September 30, 2014. Learn more at: www.LincolnFinancial.com.  Find us on Facebook,  Twitter (@lincolnfingroup), LinkedIn and YouTube.

Contacts:	Jim Sjoreen	Michael Arcaro
	(484) 583-1420	(484) 583-1799
	Investor Relations	Media Relations
	Investorrelations@LFG.com	michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity

Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Total Revenues	$3,411	$3,009	$9,869	$8,847
Less:
Excluded realized gain (loss)	47	(65)	(15)	(208)
Amortization of DFEL on benefit ratio unlocking	-	-	-	1
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	2	2
Total Operating Revenues	$3,363	$3,073	$9,882	$9,052

Net Income (Loss) Available to Common
Stockholders – Diluted	$441	$337	$1,168	$893
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	2	-	2	-
Net Income (Loss)	439	337	1,166	893
Less (2):
Excluded realized gain (loss)	31	(43)	(10)	(135)
Benefit ratio unlocking	(6)	13	2	25
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	1	1
Income (Loss) from Operations	$414	$367	$1,173	$1,002

Earnings (Loss) Per Common Share – Diluted
Income (loss) from operations	$1.56	$1.34	$4.36	$3.63
Net income (loss)	1.65	1.23	4.34	3.24

Average Stockholders' Equity
Average equity, including average AOCI	$15,452	$13,353	$14,796	$14,120
Average AOCI	3,061	1,821	2,631	2,751
Average equity, excluding AOCI	12,391	11,532	12,165	11,369
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,118	$9,259	$9,892	$9,096

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	14.2%	11.7%	12.8%	10.5%
Income (loss) from operations with average equity
including goodwill	13.4%	12.7%	12.9%	11.8%
Income (loss) from operations with average equity
excluding goodwill	16.4%	15.8%	15.8%	14.7%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2014 and 2013 is set forth below.

	As of September 30,
	2014	2013
Book value per share, including AOCI	$59.48	$51.04
Per share impact of AOCI	11.25	6.67
Book value per share, excluding AOCI	48.23	44.37

Lincoln National Corporation
Digest of Earnings

(in millions, except per share data)
	For the Three
	Months Ended
	September 30,
	2014	2013

Revenues	$3,411	$3,009

Net Income (Loss)	$439	$337
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	2	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$441	$337

Earnings (Loss) Per Common Share – Basic	$1.69	$1.28
Earnings (Loss) Per Common Share - Diluted	1.65	1.23

Average Shares – Basic	260,371,956	263,546,308
Average Shares – Diluted	266,785,111	273,694,008

	For the Nine
	Months Ended
	September 30,
	2014	2013

Revenues	$9,869	$8,847

Net Income (Loss)	$1,166	$893
Adjustment for deferred units of LNC stock in our
deferred compensation plans (2)	2	-
Net Income (Loss) Available to Common
Stockholders - Diluted	$1,168	$893

Earnings (Loss) Per Common Share – Basic	$4.45	$3.35
Earnings (Loss) Per Common Share – Diluted	4.34	3.24

Average Shares – Basic	261,785,387	266,701,799
Average Shares – Diluted	269,269,892	275,956,319

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements related to secondary guarantee universal life and annuities; regulations regarding captive reinsurance arrangements; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•	Actions taken by reinsurers to raise rates on in force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.